UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Coughlin, Karen A.
   500 West Main Street
   Louisville, KY  40202
   USA
2. Issuer Name and Ticker or Trading Symbol
   Humana Inc.
   HUM
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   December 31, 1997
5. If Amendment, Date of Original (Month/Year)
   November 30, 1997
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   President Division II
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common (1)                 |      |    | |                  |   |           |5,320              |D     |(8)                        |
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Common (1)                 |      |    | |                  |   |           |500                |I     |By Daughter                |
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Common (1)                 |9/30/9|I   |V|4,215.98          |A  |(7)        |18,939.91          |I     |HRSP(5)                    |
                           |7     |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Option (3)            |5.7980  |     |    | |           |   |9/1/8|9/1/9|Common (1)  |2,500  |       |2,500       |D  |            |
                      |        |     |    | |           |   |9    |8    |            |       |       |            |   |            |
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Option (3)            |5.7980  |     |    | |           |   |9/1/9|9/1/9|Common (1)  |2,500  |       |2,500       |D  |            |
                      |        |     |    | |           |   |0    |8    |            |       |       |            |   |            |
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Option (3)            |5.7980  |     |    | |           |   |9/1/9|9/1/9|Common (1)  |2,500  |       |2,500       |D  |            |
                      |        |     |    | |           |   |1    |8    |            |       |       |            |   |            |
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Option (4)            |6.8694  |     |    | |           |   |3/2/9|3/2/9|Common (1)  |5,000  |       |5,000       |D  |            |
                      |        |     |    | |           |   |0    |9    |            |       |       |            |   |            |
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Option (4)            |6.8694  |     |    | |           |   |3/2/9|3/2/9|Common (1)  |5,000  |       |5,000       |D  |            |
                      |        |     |    | |           |   |1    |9    |            |       |       |            |   |            |
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Option (4)            |6.8694  |     |    | |           |   |3/2/9|3/2/9|Common (1)  |5,000  |       |5,000       |D  |            |
                      |        |     |    | |           |   |2    |9    |            |       |       |            |   |            |
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Option (4)            |11.0131 |     |    | |           |   |9/13/|9/13/|Common (1)  |2,000  |       |2,000       |D  |            |
                      |        |     |    | |           |   |91   |00   |            |       |       |            |   |            |
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Option (4)            |11.0131 |     |    | |           |   |9/13/|9/13/|Common (1)  |2,000  |       |2,000       |D  |            |
                      |        |     |    | |           |   |92   |00   |            |       |       |            |   |            |
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Option (4)            |11.0131 |     |    | |           |   |9/13/|9/13/|Common (1)  |2,000  |       |2,000       |D  |            |
                      |        |     |    | |           |   |93   |00   |            |       |       |            |   |            |
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Option (4)            |8.9098  |     |    | |           |   |11/18|11/18|Common (1)  |2,000  |       |2,000       |D  |            |
                      |        |     |    | |           |   |/92  |/01  |            |       |       |            |   |            |
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Option (4)            |8.9098  |     |    | |           |   |11/18|11/18|Common (1)  |2,000  |       |2,000       |D  |            |
                      |        |     |    | |           |   |/93  |/01  |            |       |       |            |   |            |
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Option (4)            |8.9098  |     |    | |           |   |11/18|11/18|Common (1)  |2,000  |       |2,000       |D  |            |
                      |        |     |    | |           |   |/94  |/01  |            |       |       |            |   |            |
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Option (4)            |6.5625  |     |    | |           |   |4/14/|4/14/|Common (1)  |62,500 |       |62,500      |D  |            |
                      |        |     |    | |           |   |95   |03   |            |       |       |            |   |            |
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Option (4)            |6.5625  |     |    | |           |   |4/14/|4/14/|Common (1)  |62,500 |       |62,500      |D  |            |
                      |        |     |    | |           |   |96   |03   |            |       |       |            |   |            |
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Option (4)            |6.5625  |     |    | |           |   |4/14/|4/14/|Common (1)  |62,500 |       |62,500      |D  |            |
                      |        |     |    | |           |   |97   |03   |            |       |       |            |   |            |
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Option (4)            |6.5625  |     |    | |           |   |4/14/|4/14/|Common (1)  |62,500 |       |62,500      |D  |            |
                      |        |     |    | |           |   |98   |03   |            |       |       |            |   |            |
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Option (4)            |23.0625 |     |    | |           |   |1/12/|1/12/|Common (1)  |30,000 |       |30,000      |D  |            |
                      |        |     |    | |           |   |96   |05   |            |       |       |            |   |            |
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Option (4)            |23.0625 |     |    | |           |   |1/12/|1/12/|Common (1)  |30,000 |       |30,000      |D  |            |
                      |        |     |    | |           |   |97   |05   |            |       |       |            |   |            |
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Option (4)            |23.0625 |     |    | |           |   |1/12/|1/12/|Common (1)  |30,000 |       |30,000      |D  |            |
                      |        |     |    | |           |   |98   |05   |            |       |       |            |   |            |
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Option (5)            |18.8125 |     |    | |           |   |1/9/9|1/9/0|Common (1)  |6,667  |       |6,667       |D  |            |
                      |        |     |    | |           |   |8    |7    |            |       |       |            |   |            |
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Option (5)            |18.8125 |     |    | |           |   |1/9/9|1/9/0|Common (1)  |6,667  |       |6,667       |D  |            |
                      |        |     |    | |           |   |9    |7    |            |       |       |            |   |            |
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Option (5)            |18.8125 |     |    | |           |   |1/9/0|1/9/0|Common (1)  |6,666  |       |6,666       |D  |            |
                      |        |     |    | |           |   |0    |7    |            |       |       |            |   |            |
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Phantom Stock Units (6|1-for-1 |     |    | |           |   |(6)  |(6)  |Common (1)  |5,110.2|       |5,110.2     |D  |            |
)                     |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1) Each share of Common Stock contains a Right adopted on March 5, 1987, as amended and restated on
February 14, 1996, pursuant ot the Company's Rights Agreement which entitles holders of the Company's
Common Stock in the event certain specified events occur, to acquire 1/100th of a share of Series A Participating
Preferred Stock at a price of $145 per fractional share.
(2) Shares held for my benefit as of October 31, 1997, under the Humana Retirement and Savings Plan ("HRSP") exempt under Rule
16b-3.
(3)  Right to buy pursuant to the Company's 1981 Non-Qualified Stock Option
Plan.
(4)  Right to buy pursuant to the Company's 1989 Stock Option Plan for
Employees.
(5) Right to buy pursuant to the Company's 1996 Stock Incentive Plan for Employees.
(6) Phantom stock units held for my benefit as of October 31, 1997, under the Humana Excess Plans exempt under Rule
16b-3(d).
(7) Transfer of funds into Company Stock Fund of the Humana Retirement and Savings Plan based on Plan information as of October 31, 1997, exempt under Rule 16b-3(f) at prices ranging from $21.820 to $24.699.
(8) Amount of securities owned at November 30, 1997 had typographical error.